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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made as of SEPTEMBER 8, 1997, by and between FIRSTCITY FUNDING CORPORATION, a Texas corporation (the "Employer"), and THOMAS R. BROWER, an individual (the "Executive"). The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

         "AGREEMENT" means this Employment Agreement, as amended from time to time.

         "BASIC COMPENSATION" means Salary and Benefits.

         "BENEFITS" has the meaning as defined in Section 3.1(b).

         "BOARD OF DIRECTORS" means the board of directors of the Employer.

         "CONFIDENTIAL INFORMATION" means any and all of the following, but only to the extent such information or documents were created, learned and/or obtained during the Employment Period (defined below): (a) trade secrets concerning the business and affairs of the Employer; (b) information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials) however documented; and (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

         "DISABILITY" has the meaning as defined in Section 6.2.

         "EFFECTIVE DATE" means the date stated in the first paragraph of the Agreement.

         "EMPLOYEE INVENTION" means any invention, technique, modification, process, or improvement (whether patentable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, the business then being conducted by the Employer.

         "EMPLOYMENT PERIOD" means the term of the Executive's employment under this Agreement.

         "FIRSTCITY" means FirstCity Financial Corporation, a Delaware corporation.





EMPLOYMENT AGREEMENT                                                      PAGE 1
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         "FISCAL YEAR" means the Employer's fiscal year, as it exists on the
Effective Date or as changed from time to time.

         "FOR CAUSE" has the meaning as defined in Section 6.3.

         "FOR GOOD REASON" has the meaning as defined in Section 6.4.

         "INCENTIVE BONUS" has the meaning as defined in Section 3.2.

         "OPERATING AGREEMENT" means the Operating Agreement of even date herewith between the Employer and FirstCity.

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         "POST-EMPLOYMENT PERIOD" has the meaning as defined in Section 8.2.

         "PROPRIETARY ITEMS" has the meaning as defined in Section 7.2(a)(iv).

         "SALARY" has the meaning as defined in Section 3.1(a).

         "SHAREHOLDER AGREEMENT" means the Shareholder Agreement of even date herewith among FirstCity, Thomas R. Brower, Scot A. Foith, Thomas G. Dundon,
R. Tyler Whann, Bradley C. Reeves, Stephen H. Trent and Blake P. Bozman, as amended from time to time.

2.       EMPLOYMENT TERMS AND DUTIES

         2.1 EMPLOYMENT. The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

         2.2 TERM. Subject to the provisions of Section 6, the term of the Executive's employment under this Agreement will be five (5) years, beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date.

         2.3 DUTIES. The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors, and will initially serve as President of the Employer. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties under this Agreement.





EMPLOYMENT AGREEMENT                                                      PAGE 2
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3.       COMPENSATION

         3.1     BASIC COMPENSATION.

         (a) SALARY. The Executive will be paid an annual salary of $144,000.00, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted upward in the sole discretion of the Board of Directors.

         (b) BENEFITS. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, stock option, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

         3.2 INCENTIVE BONUS. As additional compensation (the "Incentive Bonus") for the services to be rendered by the Executive pursuant to this Agreement, the Employer will pay to the Executive and to Senior Management with respect to each Fiscal Year during the Employment Period, commencing with the Fiscal Year ending December 31, 1997, an incentive bonus based on the profits of the Employer. The amount of the Incentive Bonus and the terms and conditions of payment of the Incentive Bonus will be determined in accordance with the Bonus Calculation attached hereto as Exhibit A. The Executive and the Senior Management cumulatively shall be entitled to receive the entirety of the Bonus Pool pursuant to the terms of the Bonus Calculation. A reasonable allocation of the Bonus Pool between the Executive and the Senior Management shall be determined by the majority decision of the Executive, Scot A. Foith and one member of Employer's Senior Management (the "Bonus Committee"). The Bonus Committee shall submit the allocation to the Board of Directors for review. The Executive and the Senior Management shall have the option, in a manner similar to that provided in FirstCity's Incentive Bonus Plan, to take all or any portion of their portion of the Bonus Pool, including the deferred portion thereof, in cash or in registered and readily marketable stock of FirstCity at a price per share determined in accordance with FirstCity's Incentive Bonus Plan. For purposes hereof, Senior Management is defined to be, in addition to Executive, Scot A. Foith, Thomas G. Dundon, R. Tyler Whann, Bradley C. Reeves, Stephen H. Trent and Blake P. Bozman; provided, however, that the Bonus Committee may modify the term Senior Management by adding or removing persons to be included in Senior Management.

4.       FACILITIES AND EXPENSES

         4.1 GENERAL. The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement. The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.





EMPLOYMENT AGREEMENT                                                      PAGE 3
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5.       VACATIONS AND HOLIDAYS

         The Executive will be entitled to paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies.

6.       TERMINATION

         6.1 EVENTS OF TERMINATION. The Employment Period, the Executive's Basic Compensation and Incentive Bonus, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

         (a)     upon the death of the Executive;

         (b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other;

         (c) for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

         (d) for good reason (as defined in Section 6.4) upon not less than thirty days' prior notice from the Executive to the Employer. In the event Executive exercises his right to terminate the Agreement under this subparagraph, all rights of the Employer under this Agreement, including those set forth in paragraphs 7 and 8 and all subparagraphs thereof, will terminate and will not be enforceable against Executive.

         6.2 DEFINITION OF "DISABILITY". For purposes of Section 6.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve (12) month period, as determined in accordance with this Section 6.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.





EMPLOYMENT AGREEMENT                                                      PAGE 4
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         6.3     DEFINITION OF "FOR CAUSE".  For purposes of Section 6.1, the phrase "for cause" means: (a) the Executive's material breach of this Agreement or the Shareholder Agreement; (b) the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the Executive's appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the Executive's misappropriation (or attempted misappropriation) of any of the Employer's funds or property; (e) the Executive's conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; or (f) the Executive's failure to own and control at least 25,000 shares of the common stock, par value $0.01 per share, of the Employer.

         6.4 DEFINITION OF "FOR GOOD REASON". For purposes of Section 6.1, the phrase "for good reason" means any of the following: (a) the Employer's material breach of this Agreement; or (b) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date.

         6.5 TERMINATION PAY. Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer. For purposes of this Section 6.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee. Executive's rights under the Shareholder Agreement and his ownership of shares in the Employer, will not be affected by the termination of this Agreement.

         (a) SALARY. Upon the termination of this Agreement, the Executive will be entitled to receive his Salary only through the date such termination is effective.

         (b) BENEFITS. The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.





EMPLOYMENT AGREEMENT                                                      PAGE 5
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7.       NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

         7.1 ACKNOWLEDGMENTS BY THE EXECUTIVE. The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) FirstCity and the Employer have required that the Executive make the covenants in this Section 7 as a condition to entering into the Operating Agreement; and (e) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

         7.2 AGREEMENTS OF THE EXECUTIVE. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

         (a)     CONFIDENTIALITY.

                 (i) During the Employment Period and the Post-Employment Period (as defined below), the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                 (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

                 (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

                 (iv) The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code owned by the Employer, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the





EMPLOYMENT AGREEMENT                                                      PAGE 6
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                 Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

         (b) EMPLOYEE INVENTIONS. Each Employee Invention will belong exclusively to the Employer. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

                 (i)      disclose to the Employer in writing any Employee
                 Invention;

                 (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Executive's right to the Employee Invention for the United States and all foreign jurisdictions;

                 (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

                 (iv) sign all other papers necessary to carry out the above obligations; and

                 (v) give testimony and render any other assistance but without expense to the Executive in support of the Employer's rights to any Employee Invention.

         (c) PUBLISHING RIGHTS. Notwithstanding any obligations or agreements of Executive set forth herein, including, without limitation, those set forth in Paragraphs 7 and 8 herein, Executive shall have the right to write and publish one or more books regarding sales, management, motivation, and/or leadership, applicable to the general public and not industry specific, and such works and any proceeds therefrom shall be the property of the Executive. Executive shall also have the right to any audio and video productions regarding sales, management, motivation, and/or leadership, applicable to the general public and not industry specific, and such works and any proceeds therefrom shall be the property of the Executive.

         7.3 DISPUTES OR CONTROVERSIES. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. In the event any arbitration or court proceeding is instigated relating to this Agreement, the parties to this Agreement agree to make good faith efforts to preserve the secrecy of any Confidential Information.

8.       NON-COMPETITION AND NON-INTERFERENCE

         8.1 ACKNOWLEDGMENTS BY THE EXECUTIVE. The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business may be, in





EMPLOYMENT AGREEMENT                                                      PAGE 7
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the future, national in scope and its products may be, in the future, marketed throughout the United States; (c) the Employer competes with other businesses that are or could be located in any part of the United States; (d) FirstCity and the Employer have required that the Executive make the covenants set forth in this Section 8 as a condition to entering into the Operating Agreement; and
(e) the provisions of this Section 8 are reasonable and necessary to protect the Employer's business.

         8.2 COVENANTS OF THE EXECUTIVE. In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

         (a) during the Employment Period, except in the course of his employment hereunder, and during the Post- Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere within the United States where the Employer conducts or markets its business or products; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

         (b) whether for the Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

         (c) whether for the Executive's own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and for three years thereafter, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

         (d) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

         For purposes of this Section 8.2, the term "Post-Employment Period" means the two (2) year period beginning on the date of termination of the Executive's employment with the Employer.





EMPLOYMENT AGREEMENT                                                      PAGE 8
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         If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

         The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

         The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Executive's employer. The Buyer or the Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.       GENERAL PROVISIONS

         9.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 9 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

         9.2 COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS. The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

         The Executive's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against the Buyer, will not excuse the Executive's breach of any covenant in Section 7 or 8 unless the Agreement is terminated pursuant to paragraph 6.1(d) hereof.

         If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8 unless the Agreement is terminated pursuant to paragraph 6.1(d) hereof.





EMPLOYMENT AGREEMENT                                                      PAGE 9
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         9.3     REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE.  The
Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

         9.4 OBLIGATIONS CONTINGENT ON PERFORMANCE. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

         9.5 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         9.6 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

         9.7 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nation-ally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to Employer:          FirstCity Funding Corporation
                                  7929 Brookriver Drive, Suite 170
                                  Dallas, Texas  75247
                                  Attention:  Board of Directors
                                  Facsimile:  214-688-0686





EMPLOYMENT AGREEMENT                                                     PAGE 10

         With a copy to:          FirstCity Financial Corporation
                                  P.O. Box 8216
                                  Waco, Texas  76714-8216
                                  Attention:  Rick R. Hagelstein
                                  Facsimile No.:  254-751-1208

         If to the Executive:     Thomas R. Brower
                                  7929 Brookriver Drive, Suite 170
                                  Dallas, Texas  75247

         9.8 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Merger Agreement, and the documents executed in connection with the Merger Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         9.9 GOVERNING LAW. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

         9.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         9.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                    [END OF PAGE - SIGNATURE PAGE TO FOLLOW]





EMPLOYMENT AGREEMENT                                                     PAGE 11

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

                                     EMPLOYER:

                                     FIRSTCITY FUNDING CORPORATION


                                     By: /s/ SCOT A. FOITH
                                         -------------------------------
                                        Scot A. Foith, Executive Vice
                                        President


                                     EXECUTIVE:

                                     /s/ THOMAS R. BROWER
                                     -----------------------------------
                                     Thomas R. Brower





EMPLOYMENT AGREEMENT                                                     PAGE 12

                                   EXHIBIT A

                    BONUS CALCULATION FOR SENIOR MANAGEMENT



ANNUAL BONUS DOLLAR THRESHOLD will be determined by multiplying the sum of (the month end average total equity, the daily average balance of the Capital Note, and the month end average balance of any bonus accruals, such sum referred to as "Equity") by the Target Return.

BONUS POOL: 50% x the sum of (net income before taxes plus interest on the Capital Note plus year to date bonus accrual minus the Annual Bonus Dollar Threshold).

CURRENT BONUS (which will be paid in March of the following year) will be 50% of the Bonus Pool.

ONE-YEAR DEFERRED BONUS (which will be paid in March of the year following when the Current Bonus is paid) will be 25% of the Bonus Pool, subject to achieving Bonus Threshold for corresponding current year.

TWO-YEAR DEFERRED BONUS (which will be paid in March of the 2nd year following when the Current Bonus is paid) will be 25% of the Bonus Pool, subject to achieving Bonus Threshold for corresponding current year.

TARGET RETURN:

                          Bonus Threshold Percentages

               Leverage Ratio                    Target Return
               0.00 - 5.0                                25.00%
               5.01 - 5.49                               26.25%
               5.50 - 5.99                               27.50%
               6.00 - 6.49                               28.75%
               6.50 - 6.99                               30.00%
               7.00 - 7.49                               31.25%
               7.50 - 7.99                               32.50%
               8.00 - 8.49                               33.75%
               8.50 - 8.99                               35.00%
               9.00 - 9.49                               36.25%
               9.50 - 10.00                              37.50%





EXHIBIT A TO EMPLOYMENT AGREEMENT                                         PAGE i